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                                                                   EXHIBIT 99.1

            PINNACLE RELEASES PASSENGER AND TRAFFIC DATA FOR NOVEMBER

MEMPHIS TENN. (DECEMBER 7, 2004) Pinnacle Airlines, Inc. released its passenger and traffic levels for November 2004 today.

For the month, Pinnacle operated 414.7 million Available Seat Miles (ASMs), an increase of 60.4% over November 2003 levels. Revenue Passenger Miles (RPMs) grew 56.5% to 269.8 million. The airline transported 549,281 Customers during the month, 32.0% more than the same period last year.

Pinnacle's fleet totaled 114 CRJs on November 30. The airline took delivery of 39 aircraft between January 1, 2004 and November 30, 2004. Pinnacle was awarded ten additional aircraft by Northwest Airlines in November, bringing its expected fleet count to 139 CRJs by year-end 2005.


                             NOVEMBER 2004 TRAFFIC

                                  2004             2003            CHANGE
         ASMs (000)            414,651          258,516             60.4%
         RPMs (000)            269,838          172,424             56.5%
         Load Factor             65.1%            66.7%         (1.6) pts
         Passengers            549,281          416,132             32.0%


                              YEAR-TO-DATE TRAFFIC

                                  2004             2003            CHANGE
         ASMs (000)          3,802,180        2,401,752             58.3%
         RPMs (000)          2,626,782        1,605,579             63.6%
         Load Factor             69.1%            66.9%           2.2 pts
         Passengers          5,789,659        4,081,598             41.8%


Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,000 people. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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